  Exhibit 99.1

Abbreviated Investor Update - March 5, 2019

This abbreviated Investor Update is being provided to communicate updates to our forecasted quarterly guidance for total unit revenue (RASM).

Unit revenue forecasts are estimates only. Actual amounts reported may differ and are dependent on our normal quarter-end closing process.

An Investor Update with information about total unit cost (CASM), fuel hedge positions, nonoperating expense and cash and share repurchase activity will be provided in connection with our monthly operating statistics release scheduled for mid-March.

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2018, as well as in other documents filed by the Company with the SEC after the date thereof. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, changes in laws and regulations, and risks inherent in the achievement of anticipated synergies and the timing thereof in connection with the acquisition of Virgin America. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED
Revenue Guidance Update

We are updating our unit revenue guidance given changes in our outlook for the first quarter.  We are lowering our unit revenue guidance for the first quarter to be up 1% - 2% compared to the first quarter of 2018. Approximately half of the 200 basis-point reduction from the midpoint of our previous guidance to the midpoint of our current guidance is due to close-in pricing that is below our initial expectations, most notably in trans-continental flights from California. Additionally, as we previously disclosed in our February 19, 2019 Investor Update, significant Pacific Northwest winter storms directly impacted our first quarter revenues by $15 million, or about 20 basis points on unit revenues given the change in expected capacity. Beyond this direct storm impact, overall bookings softened during the storm period adding further pressure to unit revenues. Bookings have recovered since, albeit somewhat slowly. Despite the softer first quarter environment, our revenue initiatives remain on track to reach their annual run-rate by mid second quarter. There are no updates to our fuel cost or unit costs excluding fuel guidance.

	Forecast Q1 2019	Q1 2018	% Change	Prior Guidance February 19, 2019
Capacity (ASMs in millions)	15,550 - 15,600	15,480	~ 0.6%	15,550 - 15,600
Revenue per ASM (cents)	11.97¢ - 12.07¢	11.84¢	~ 1.0% - 2.0%	12.15¢ - 12.35¢
Cost per ASM excluding fuel and special items (cents)	9.25¢ - 9.30¢	8.81¢	~ 5.0% - 5.5%	9.25¢ - 9.30¢
Fuel gallons (000,000)	198	197	~ 0.5%	198
Economic fuel cost per gallon(a)	$2.05	$2.14	~ (4.0)%	$2.05

(a)
Our economic fuel cost per gallon estimate for the first quarter includes the following per-gallon assumptions:  crude oil cost – $1.24 ($52 per barrel); refining margin – 60 cents; cost of settled hedges – 2 cent; with the remaining difference due to taxes and other into-plane costs.